                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14a INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [X] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            AM INTERNATIONAL, INC.
- --------------------------------------------------------------------------------

               (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

                           [AM INTERNATIONAL LETTERHEAD]

                                August 12, 1996

Dear AM International Stockholders:

     This is to remind you that a special meeting of stockholders of AM International, Inc. (the "Company") will be held on August 26, 1996 to consider and vote upon the sale by the Company of substantially all of the assets of the Sheridan Systems division pursuant to an Asset Purchase Agreement dated as of July 9, 1996 among the Company, AM Graphics International Limited and Heidelberger Druckmaschinen AG for $50 million in cash and the assumption of substantially all of the liabilities of the Sheridan Systems division. Your vote is important. If you have sent in your proxy, no other action is necessary; if not, I urge you to send in your proxy as soon as possible. Your giving of a proxy will not prevent your voting in person at the special meeting.

     On August 12, 1996, the Company entered into a non-binding letter of intent with JAC Co., Ltd., a Japanese marketing firm, for the sale of the 2,148,000 shares of AM Japan Co., Ltd. ("AM Japan") owned by the Company. The Company owns approximately 66.3% of the outstanding shares of AM Japan. For the year ended July 31, 1995, AM Japan had net income of $0.4 million on revenues of $34.0 million. The letter of intent contemplates a tender offer for the shares of AM Japan at a price of Y575 per share (or approximately $5.33 per share at current exchange rates). The consummation of the transaction is subject to JAC Co., Ltd.'s continuing due diligence, the execution of a definitive agreement, and certain other conditions. The purchase price may be amended by the parties based upon the results of JAC Co., Ltd.'s due diligence. The letter of intent contemplates that the parties will work toward the negotiation and execution of a definitive purchase agreement in late August and a closing in late September. AM Japan would continue as a distributor of the Company's products. The Company has retained the services of Yamaichi Securities Company Limited; in connection with the proposed sale of AM Japan. The proposed sale of AM Japan and the proposed sale of the Sheridan Systems division are not conditioned upon one another. Although there can be no assurance that a definitive agreement can be reached or that a transaction will be consummated, we have enclosed for informational purposes the unaudited pro forma consolidated financial statements of the Company to illustrate the effect of certain adjustments to the historical consolidated financial statements of the Company that result from the proposed sale of the Sheridan Systems division and the proposed sale of the Company's interest in AM Japan.

     The Company also has appointed Thomas D. Rooney as President of its AM Multigraphics division, located in Mt. Prospect, Illinois. Mr. Rooney has served in a number of capacities with the Company and its subsidiaries over his 22-year career with the Company, and retains his current positions of Vice President and Chief Financial Officer of the Company in addition to the new responsibilities.

     These materials are being initially mailed to stockholders on or about August 13, 1996.

     We look forward to seeing you on August 26, 1996 at the special meeting.

                                          Cordially,
                                          /s/ Jerome D. Brady
                                          Jerome D. Brady
                                          Chairman, President and
                                            Chief Executive Officer

                             AM INTERNATIONAL, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying unaudited pro forma consolidated financial statements are presented to illustrate the effect of certain adjustments to the historical consolidated financial statements that result from the proposed sale of the Company's interest in AM Japan and the Proposed Sale of Sheridan Systems, as if the sales and related transactions had occurred at the beginning of the periods presented for the Consolidated Statements of Income from Continuing Operations and as of April 27, 1996 for the Consolidated Balance Sheet. Capitalized terms used herein and defined in the Company's Proxy Statement dated August 2, 1996 have the respective meanings set forth therein.

     The accompanying pro forma consolidated financial statements should be read in conjunction with the Company's historical consolidated financial statements and notes thereto appearing in the Proxy Statement. The Company's historical financial statements have been restated to reflect the Proposed Sale of Sheridan Systems and its previously divested Multigraphics-International Operations as discontinued operations. The pro forma consolidated financial statements are presented for informational purposes only and are not necessarily indicative of actual results had the sales and related transactions occurred at the beginning of the periods presented for the Consolidated Statements of Income from Continuing Operations and as of April 27, 1996 for the Consolidated Balance Sheet, nor do they purport to represent results of future operations of the Company.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                           FROM CONTINUING OPERATIONS

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                    NINE MONTHS ENDED APRIL 27, 1996                        YEAR ENDED JULY 31, 1995
                            -------------------------------------------------   -------------------------------------------------
                               (A)        (B)                                      (A)        (B)
                             RESTATED      AM       SUB-    SHERIDAN    PRO      RESTATED      AM       SUB-    SHERIDAN    PRO
                            HISTORICAL   JAPAN     TOTAL    SYSTEMS    FORMA    HISTORICAL   JAPAN     TOTAL    SYSTEMS    FORMA
                            ----------   ------    ------   --------   ------   ----------   ------    ------   --------   ------
Revenues...................   $128.2     $(21.3)   $106.9     $ --     $106.9     $191.5     $(34.0)   $157.5     $ --    $157.5
Cost of sales..............     96.6      (16.3)     80.3       --       80.3      138.8      (24.8)    114.0       --     114.0
                            ----------   ------    ------      ---     ------   ----------   ------    ------      ---     ------
Gross margin...............     31.6       (5.0)     26.6       --       26.6       52.7       (9.2)     43.5       --      43.5
Operating expenses:
  Selling, general and
    administrative.........     33.6       (5.8)     27.8       --       27.8       53.4       (8.3)     45.1       --      45.1
  Research, development and
    engineering............      0.6        --        0.6       --        0.6        1.8         --       1.8       --       1.8
  Unusual income item......       --        --         --       --         --         --         --        --       --        --
                            ----------   ------    ------      ---     ------   ----------   ------    ------      ---     ------
    Total operating
      expenses.............     34.2       (5.8)     28.4       --       28.4       55.2       (8.3)     46.9       --      46.9
Operating income (loss)....     (2.6)       0.8      (1.8)      --       (1.8)      (2.5)      (0.9)     (3.4)      --      (3.4)
Non-operating income
  (expense):
  Interest income..........      0.1        -- (c)    0.1       --(c)     0.1        0.2         -- (c)   0.2       --(c)    0.2
  Interest expense.........     (2.7)       --       (2.7)     0.5(d)    (2.2)      (3.4)        --      (3.4)     0.4(d)   (3.0)
  Other income (expense),
    net....................     (0.1)     (0.2)      (0.3)      --       (0.3)        --        0.3       0.3       --       0.3
                            ----------   ------    ------      ---     ------   ----------   ------    ------      ---     ------
Income (loss) from
  continuing operations
  before income taxes......     (5.3)      0.6       (4.7)     0.5       (4.2)      (5.7)      (0.6)     (6.3)     0.4      (5.9)
Income tax expense
  (benefit)................       --        --         --       --         --       (1.5)      (0.2)     (1.7)     0.2(e)   (1.5)
                            ----------   ------    ------      ---     ------   ----------   ------    ------      ---     ------
Net income (loss) from
  continuing operations....   $ (5.3)    $ 0.6     $ (4.7)    $0.5     $ (4.2)    $ (4.2)    $ (0.4)   $ (4.6)    $ 0.2    $(4.4)
                            =========    ======    ======   =========  ======   =========    ======    ======   =========  ======
Net income (loss) per
  common share from
  continuing operations....   $(0.76)              $(0.67)             $(0.60)    $(0.60)              $(0.66)             $(0.63)
                            =========              ======              ======   =========              ======              ======

    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                  Statements.

                             AM INTERNATIONAL, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF APRIL 27, 1996

                                 (IN MILLIONS)

                                     ASSETS

                                                                                                     SHERIDAN SYSTEMS
                                                                       AM JAPAN
                                                                      PRO FORMA                         PRO FORMA
                                                                     ADJUSTMENTS                       ADJUSTMENTS
                                                  RESTATED         ----------------       SUB-       ----------------       PRO
                                                HISTORICAL(F)       DR.        CR.       TOTAL        DR.        CR.       FORMA
                                                -------------      -----      -----      ------      -----      -----      ------
Current assets:
  Cash and cash equivalents................        $   5.9         $10.0(g)   $ 0.9(h)   $ 15.0      $31.9(j)   $  --      $46.9
  Accounts receivable, net.................           32.0            --        9.5(h)     22.5         --         --       22.5
  Inventories, net.........................           25.9            --        3.3(h)     22.6         --         --       22.6
  Other current assets.....................            1.3            --        0.1(h)      1.2        3.5(k)      --        4.7
  Net assets of discontinued operations....           67.8            --         --        67.8         --       67.8(p)      --
                                                    ------         -----      -----      ------      -----      -----      ------
    Total current assets...................          132.9          10.0       13.8       129.1       35.4       67.8       96.7
Property, plant and equipment..............           13.3            --        0.1(h)     13.2         --         --       13.2
Excess reorganization value................            5.1            --        5.1(h)       --         --         --         --
Other assets...............................            5.5            --        1.3(h)      4.2         --         --        4.2
                                                    ------         -----      -----      ------      -----      -----      ------
    Total assets...........................        $ 156.8         $10.0      $20.3      $146.5      $35.4      $67.8      $114.1
                                                    ======         =====      =====      ======      =====      =====      ======
                                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term borrowings and current
    maturities of long-term debt...........        $  17.2         $  --      $  --      $ 17.2      $10.1(l)   $  --      $ 7.1
  Accounts payable.........................           24.5           6.1(h)      --        18.4        8.0(m)      --       10.4
  Service contract deferred income.........           13.1           0.7(h)      --        12.4         --         --       12.4
  Payroll related expenses.................           10.7           0.5(h)      --        10.2         --         --       10.2
  Other current liabilities................           24.5           0.1(h)      --        24.4         --        2.1(q)    29.0
                                                                                                                  2.5(o)
                                                    ------         -----      -----      ------      -----      -----      ------
    Total current liabilities..............           90.0           7.4         --        82.6       18.1        4.6       69.1
Long-term debt.............................           10.9            --         --        10.9         --         --       10.9
Other long-term liabilities................           19.5           5.5(h)      --        14.0         --         --       14.0
                                                    ------         -----      -----      ------      -----      -----      ------
    Total liabilities......................          120.4          12.9         --       107.5       18.1        4.6       94.0
                                                    ------         -----      -----      ------      -----      -----      ------
Shareholders' Equity
  Common stock.............................            0.1            --         --         0.1         --         --        0.1
  Capital in excess of par value...........           35.9            --         --        35.9         --         --       35.9
  Less: Treasury stock.....................             --            --         --          --         --         --         --
  Warrants.................................            0.4            --         --         0.4         --         --        0.4
  Accumulated earnings (deficit)...........            0.1            --        2.6(i)      2.7       16.4(n)      --      (16.2)
                                                                                                       2.5(o)
Cumulative translation adjustments.........           (0.1)           --         --        (0.1)        --         --       (0.1)
                                                    ------         -----      -----      ------      -----      -----      ------
    Total shareholders' equity.............           36.4            --        2.6        39.0       18.9         --       20.1
                                                    ------         -----      -----      ------      -----      -----      ------
Total liabilities and shareholders'
  equity...................................        $ 156.8         $12.9      $ 2.6      $146.5      $37.0      $ 4.6      $114.1
                                                    ======         =====      =====      ======      =====      =====      ======

    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                  Statements.

                             AM INTERNATIONAL, INC.

                       UNAUDITED PRO FORMA CAPITALIZATION

                              AS OF APRIL 27, 1996

                                 (IN MILLIONS)

                                                                                      SHERIDAN
                                                          AM JAPAN                     SYSTEMS
                                                          PRO FORMA                   PRO FORMA
                                                         ADJUSTMENTS                 ADJUSTMENTS
                                         RESTATED       -------------     SUB-     ---------------     PRO
                                      HISTORICAL (F)     DR.     CR.      TOTAL     DR.       CR.     FORMA
                                      --------------    -----    ----     -----    -----     -----    ------
SHORT-TERM DEBT:
  Revolving Credit Facility........       $ 10.1        $  --    $ --     $10.1    $10.1(l)  $  --    $   --
  Current portion of General
     Unsecured Claims and Priority
     Tax Claims....................          6.1           --      --       6.1       --        --       6.1
  Current portion of Capital
     Leases........................          1.0           --      --       1.0       --        --       1.0
                                          ------        -----    ----     -----    -----     -----    ------
TOTAL SHORT-TERM DEBT AND CURRENT
  MATURITIES OF LONG-TERM DEBT.....       $ 17.2        $  --    $ --     $17.2    $10.1     $  --    $  7.1
                                      ==========        =====    ====     =====    =====     =====    ======
LONG-TERM DEBT:
  General Unsecured Claims and
     Priority Tax Claims...........       $  8.6        $  --    $ --     $ 8.6    $  --     $  --    $  8.6
  Capital Leases...................          2.3           --      --       2.3       --        --       2.3
                                          ------        -----    ----     -----    -----     -----    ------
TOTAL LONG-TERM DEBT...............       $ 10.9        $  --    $ --     $10.9    $  --     $  --    $ 10.9
                                      ==========        =====    ====     =====    =====     =====    ======
SHAREHOLDERS' EQUITY
  Common Stock.....................       $  0.1        $  --    $ --     $ 0.1    $  --     $  --    $  0.1
  Capital in Excess of Par Value...         35.9           --      --      35.9       --        --      35.9
  Less: Treasury Stock.............           --           --      --        --       --        --        --
  Warrants.........................          0.4           --      --       0.4       --        --       0.4
  Accumulated Earnings (Deficit)...          0.1           --     2.6(i)    2.7     16.4(n)     --     (16.2)
                                                                                     2.5(o)
  Cumulative Translation
     Adjustments...................         (0.1)          --      --      (0.1)      --        --      (0.1)
                                          ------        -----    ----     -----    -----     -----    ------
TOTAL SHAREHOLDERS' EQUITY.........       $ 36.4        $  --    $2.6     $39.0    $18.9     $  --    $ 20.1
                                      ==========        =====    ====     =====    =====     =====    ======

    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                  Statements.

                             AM INTERNATIONAL, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS

(a) The historical information has been restated to reflect the Company's divested AM Multigraphics-International Operations and Sheridan Systems as discontinued operations.

(b) Represents the effects of the proposed sale of AM Japan, a majority-owned subsidiary.

(c) The Company anticipates that it will invest at prevailing rates the net proceeds of the proposed sale of AM Japan and the Proposed Sale of Sheridan Systems in excess of amounts applied to repay indebtedness and reduce other liabilities. However, no interest income has been reflected relative to the investment of such net proceeds.

(d) Interest expense has been reduced to give effect to the repayment of the Company's revolving credit facility as a result of the proceeds from the Proposed Sale of Sheridan Systems. The Company's remaining debt is principally the General Unsecured Claims and Priority Tax Claims.

(e) The provision for income taxes has been adjusted to reflect the tax deductible portion of the above pro forma adjustments when appropriate.

PRO FORMA CONSOLIDATED BALANCE SHEET AND UNAUDITED PRO FORMA CAPITALIZATION

(f) The historical information has been restated to reflect Sheridan Systems as a discontinued operation. The divestiture of the AM
     Multigraphics-International Operations was reflected in the Company's financial statements in the second quarter of fiscal 1996.

(g) Represents the proceeds from the proposed sale of AM Japan, net of related selling costs expected to be paid at closing.

(h) Represents the reduction in the reported assets and liabilities to be disposed in connection with the proposed sale of AM Japan.

(i)  Represents the estimated gain on the proposed sale of AM Japan.

(j) Represents the net proceeds from the Proposed Sale of Sheridan Systems after the expected repayment of the Company's revolving credit facility and the reduction of trade payables.

(k) Represents the reduction in net assets of discontinued operations from April 27, 1996 to the measurement date (i.e., July 9, 1996 -- the date of the Asset Purchase Agreement) and the anticipated income of the discontinued operation from the measurement date to the expected disposal date.

(l)  Reflects the expected repayment of the Company's revolving credit facility.

(m)  Represents the expected reduction of extended trade payables.

(n)  Represents the estimated loss on the Proposed Sale of Sheridan Systems.

(o) Represents the accrual of certain payments related to Change in Control Agreements resulting from the Proposed Sale of Sheridan Systems.

(p) Represents the reported net assets of Sheridan Systems to be disposed in conjunction with the Proposed Sale.

(q) Represents the accrual of certain closing costs associated with the Proposed Sale of Sheridan Systems.